                                                                      Exhibit 23

                       Consent of Independent Accountants

The Board of Directors of AstroPower, Inc.


We consent to incorporation by reference in the registration statement (No. 33-63021) on Form S-8 of the AstroPower, Inc. 401(k) Savings Plan of our report dated June 4, 2002, relating to the statements of net assets available for plan benefits of the AstroPower, Inc. 401(k) Savings Plan as of December 31, 2001 and 2000, the related statements of changes in net assets available for plan benefits for the years then ended and the related schedule of assets held for investment purposes which report is included in the December 31, 2001 Annual Report on Form 11-K of the AstroPower, Inc. 401(k) Savings Plan.


/s/ KPMG LLP

Philadelphia, Pennsylvania
June 27, 2002

                                       12